STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 3, 2018, (the “Effective Date”) by and between Johnson & Johnson Innovation-JJDC, Inc. (the “Investor”), a New Jersey corporation with its principal place of business at 410 George Street, New Brunswick, New Jersey 08901, and Arrowhead Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, with its principal place of business at 225 S. Lake Avenue, Suite 1050, Pasadena, California 91101.

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, simultaneously with the execution of this Agreement, the Company and Janssen Pharmaceuticals, Inc. (“Janssen”), an Affiliate of the Investor, are entering into the Collaboration Agreement.

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

1. Definitions.

1.1 Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Affiliate” shall mean, with respect to any Person, another Person that controls, is controlled by or is under common control with such Person; provided, that with respect to the Investor, “Affiliate” shall mean the Investor’s subsidiaries that are wholly-owned directly or indirectly, by the Investor and any Person that wholly-owns, directly or indirectly, the Investor.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met:  (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.  For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Business Day” shall mean a weekday on which banking institutions in the United States are generally open for business.

“Collaboration Agreement” shall mean collectively, 1) the License Agreement, together with 2) the Research Collaboration and Option Agreement, each agreement of even date herewith, between Janssen and the Company.

“Collaboration Assets” shall mean Arrowhead Intellectual Property (as defined in the License Agreement) licensed by the Company to Janssen pursuant to Section 2.1.1 or 2.1.2 of the License Agreement.

“Collaboration Material Adverse Effect” shall mean any effect that, individually or when taken together with all other Effects, has had, or would reasonably be expected to have, (i) a material adverse effect on the Collaboration Assets, taken as a whole, or (ii) a material adverse effect on the Company’s ability to perform its obligations under the Collaboration Agreement.

“DOJ” means the U.S. Department of Justice.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“FTC” means the U.S. Federal Trade Commission.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Intellectual Property” shall mean trademarks, trade names, trade dress, service marks, copyrights, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, and any other similar intellectual property rights.

“Intellectual Property License” shall mean any license, permit, authorization, approval, contract or consent granted, issued by or with any Person relating to the use of Intellectual Property.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“License Agreement” shall mean the License Agreement, of even date herewith, between Janssen and the Company.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, has had, or would reasonably be expected to have, (i) a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company’s ability to perform its obligations, or consummate the Transaction, in accordance with the terms of this Agreement, except in the case of (i) to the extent that any such Effect results from or arises out of:  (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (D) earthquakes, hurricanes, floods or other natural disasters, (E) the announcement of this Agreement or the Transaction, (F) any change in the Company’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that the underlying events giving rise to any such change shall not be excluded), (G) any breach, violation or non-performance by the Investor or any of its Affiliates under the Collaboration Agreement, provided, however, that the Effects excluded in clauses (A), (B), (C) and (D) shall only be excluded to the extent such Effects are not disproportionately adverse on the Company and its Subsidiaries as compared to other companies operating in the Company’s industry.

“Merger Control Authority” shall mean any person, tribunal, court, governmental body, agency or authority competent to review mergers or conduct antitrust or competition assessments in any jurisdiction.

“Organizational Documents” shall mean (i) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date of this Agreement and (ii) the Amended and Restated By-laws of the Company, as amended through the date of this Agreement.

“Per Share Purchase Price” shall mean $23.00; provided, however, that in the event of any stock dividend, stock split, combination of shares, recapitalization or other similar change in the capital structure of the Company after the date hereof and on or prior to the Closing which affects or relates to the Common Stock, the Per Share Purchase Price shall be appropriately adjusted.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement between the Investor and the Company, to be dated as of the Closing Date, in substantially the form of Exhibit A attached hereto, as the same may be amended from time to time.

“Third Party” shall mean any Person (other than a Governmental Authority) other than the Investor, the Company or any Affiliate of the Investor or the Company.

“Trading Market” shall mean The Nasdaq Stock Market.

“Transaction” shall mean the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor, in accordance with the terms hereof.

“Transaction Agreements” shall mean this Agreement and the Registration Rights Agreement.

1.2 Additional Defined Terms.  In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section
Aggregate Purchase Price	Section 2
Applicable Health Laws	Section 4.26
Authorizations	Section 4.26
Board of Directors	Section 4.4
Closing	Section 3.1
Closing Date	Section 3.1
Common Stock	Preamble
Company	Preamble
Company Product	Section 4.26
Company Rights	Section 4.23(b)
Company SEC Documents	Section 4.11(a)
Disqualification Event	Section 4.34
Environmental Laws	Section 4.33
Exchange Act	Section 4.11(a)
FCPA	Section 4.20
FDA	Section 4.26
GAAP	Section 4.11(c)
HSR Act	Section 4.7
Investor	Preamble
Issuer Covered Person	Section 4.34
Material Contracts	Section 4.24
Modified Clause	Section 11.7
Permits	Section 4.10
Preferred Stock	Section 4.2
Proprietary Rights	Section 4.23(b)
Rule 144	Section 5.9
SEC	Section 4.7
Securities Act	Section 4.11(a)
Shares	Section 2
Subsidiaries	Section 4.3
Termination Date	Section 9.1(b)
Transfer Agent	Section 10.5(c)
Voting Debt	Section 4.2

2. Purchase and Sale of Common Stock.  Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor, free and clear of all liens, other than any liens arising as a result of any action by the Investor, and the Investor shall purchase from the Company, 3,260,869 shares of Common Stock (the “Shares”) at the Per Share Purchase

Price, representing an aggregate purchase price of US $74,999,987 (the “Aggregate Purchase Price”).

3. Closing Date; Deliveries.

3.1 Closing Date.  Subject to the satisfaction or waiver of all the conditions to the Closing set forth in Sections 6, 7 and 8 hereof, the closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held on the second (2nd) Business Day after the satisfaction of the conditions to Closing set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction at such time of such conditions), at 9:00 a.m. New York time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, NY 10017 or at such other time, date and location as the parties may agree.  The date the Closing occurs is hereinafter referred to as the “Closing Date.”

3.2 Deliveries.

(a) Deliveries by the Company.  At the Closing, the Company shall deliver to the Investor the Shares, registered in book-entry form in the name of the Investor, and the Company shall instruct its transfer agent to register such issuance at the time of such issuance.  The Company shall also deliver at the Closing:  (i) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Closing set forth in Sections 6 and 8.2 of this Agreement have been fulfilled; (ii) the Registration Rights Agreement duly executed by the Company; (iii) a good standing certificate for the Company, issued by the Secretary of State of the State of Delaware, dated not less than three (3) Business Days prior to the Closing Date; (iv) a legal opinion from Gibson, Dunn & Crutcher, LLP,  counsel to the Company, in a customary form and substance reasonably acceptable to the Investor; and (v) a certificate of the secretary of the Company dated as of the Closing Date certifying (A) that attached thereto is a true and complete copy of the Amended and Restated By-laws of the Company as in effect at the time of the actions by the Board of Directors of the Company referred to in clause (B) below, and on the Closing Date; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Agreements and the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date; (C) that attached thereto is a true and complete copy of the Company’s Amended and Restated Certificate of Incorporation as in effect at the time of the actions by the Board of Directors of the Company referred to in clause (B) above, and on the Closing Date; and (D) as to the incumbency and specimen signature of any officer of the Company executing a Transaction Agreement on behalf of the Company.

(b) Deliveries by the Investor.  At the Closing, the Investor shall deliver, or cause to be delivered, to the Company the Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company.  The Company shall notify the Investor in writing of the wiring instructions for such account not less than five (5) Business Days before the Closing Date.  The Investor shall also deliver, or cause to be delivered, at the Closing the Registration Rights Agreement duly executed by the Investor.

4. Representations and Warranties of the Company.  Except as set forth in the Company SEC Documents or on the Disclosure Schedule delivered to the Investor concurrently with the execution of this Agreement (the “Disclosure Schedule”), which disclosures qualify these representations and warranties in their entirety, the Company hereby represents and warrants to the Investor that:

4.1 Organization, Good Standing and Qualification.

(a) The Company and each of the Subsidiaries is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company and each of the Subsidiaries has all requisite corporate power and corporate authority to own, lease and operate its properties and assets, to carry on its business as now conducted, and as proposed to be conducted as described in the Company SEC Documents, the Company has all requisite corporate power and corporate authority to enter into the Transaction Agreements and the Collaboration Agreement, to issue and sell the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements and the Collaboration Agreement.

(b) The Company and each of the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by the Company or Subsidiary, as applicable, or the nature of the business conducted by the Company or Subsidiary, as applicable, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2 Capitalization and Voting Rights.

(a) The capitalization of the Company is as set forth in the Company SEC Documents. The authorized capital stock of the Company consists of 145,000,000 shares of Common Stock and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”).  As of the date hereof, there are no shares of Preferred Stock issued and outstanding and there are 88,503,719 shares of Common Stock issued and outstanding, of which no shares are owned by the Company.  There are no other shares of any other class or series of capital stock of the Company issued and outstanding.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.  The Company has no capital stock reserved for issuance, except that, as of the date hereof, (i) there are 8,730,152 shares of Common Stock reserved for issuance upon exercise of options and vesting of restricted stock units granted or available for grant under the Company’s 2004 Equity Incentive Plan and 2013 Incentive Plan, as well as for inducement grants made to new employees, of which 5,521,982 shares are issuable upon the exercise of stock options outstanding on the date hereof, and (ii) there are no shares of Common Stock reserved for issuance upon exercise of warrants outstanding on the date hereof.  There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company issued and outstanding.  Except as stated above or on Section 4.2 of the Disclosure Schedule, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, sell, redeem, purchase, repurchase or otherwise acquire or cause to be issued, transferred, sold, redeemed, purchased, repurchased or otherwise acquired any capital stock or Voting Debt of, or other equity interest in, the Company or securities or rights convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.  The issuance of the Shares pursuant to this Agreement will not give rise to any preemptive rights or rights of first refusal on behalf of any third-party. Other than the agreements or arrangements listed in Section 4.2 of the Disclosure Schedule, and the Registration Rights Agreement, there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act.

(b) All of the authorized shares of Common Stock are entitled to one vote per share.

(c) As of the date hereof, there are not any restrictions on the transfer of capital stock of the Company other than pursuant to state and federal securities Laws.

(d) The Company is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of the Company or the giving of written consents by a stockholder or director of the Company.

(e) The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

4.3 Subsidiaries.  The Company has disclosed all of its subsidiaries required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K in an exhibit to its Annual Report on Form 10-K (the “Subsidiaries” and each, a “Subsidiary”).  Each Subsidiary (i) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as presently conducted, and (ii) is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except in the case of clause (ii) above, to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to result in a Material Adverse Effect.  All of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through its Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

4.4 Authorization.

(a) All requisite corporate action on the part of the Company, its directors and stockholders required by applicable Law for the authorization, execution and delivery by the Company of the Transaction Agreements and the Collaboration Agreement, and the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance and delivery of the Shares, has been taken.

(b) This Agreement and the Collaboration Agreement have been, and upon the execution and delivery of the Registration Rights Agreement by the Company at the Closing, the Registration Rights Agreement will be, duly executed and delivered by the Company, and upon the due execution and delivery of this Agreement by the Investor and the Collaboration Agreement by Janssen, this Agreement and the Collaboration Agreement will constitute, and upon the due execution and delivery of the Registration Rights Agreement by the Investor, the Registration Rights Agreement will constitute, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except with respect to the Registration Rights Agreement and the Collaboration Agreement as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

(c) No stop order or suspension of trading of the Common Stock has been imposed by the Trading Market, the SEC or any other Governmental Authority and remains in effect.

4.5 No Defaults.  The Company and each Subsidiary is not in default under or in violation of (a) its Organizational Documents, (b) any provision of applicable Law or any ruling, writ, injunction, order, Permit, judgment or decree of any Governmental Authority or (c) any agreement, arrangement or instrument, whether written or oral, by which the Company, any of its Subsidiaries, or any of their assets are bound, except, in the case of subsections (b) and (c), as would not have a Material Adverse Effect.  As of the Effective Date, there exists no condition, event or act which after notice, lapse of time, or both, would constitute a default or violation by the Company or any of its Subsidiaries under any of the foregoing, except, in the case of subsections (b) and (c), as would not have a Material Adverse Effect.

4.6 No Conflicts.  The execution, delivery and performance of the Transaction Agreements and the Collaboration Agreement, and compliance with the provisions hereof and thereof by the Company do not and shall not:  (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Company or any of its assets are bound, (c) violate or conflict with any of the provisions of the Company’s Organizational Documents or (d) result in any encumbrance upon any of the Shares, other than restrictions pursuant to the Registration Rights Agreement or securities Laws, or on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of subsections (a) and (b), as would not have a Material Adverse Effect with respect to this Agreement or the Registration Rights Agreement or a Collaboration Material Adverse Effect with respect to the Collaboration Agreement.

4.7 No Governmental Authority or Third Party Consents.  No consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by the Company in connection with the authorization, execution and delivery by the Company of any of the Transaction Agreements or the Collaboration Agreement, or with the authorization, issue and sale by the Company of the Shares, except (i) such filings as may be required to be made with the Securities and Exchange Commission (the “SEC”) and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, and (ii) as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”).

4.8 Valid Issuance of Shares.  The Shares have been duly authorized and, when issued and paid for in compliance with the provisions of this Agreement as of the Closing, will be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to the Transaction Agreements, as a result of any action by the Investor or under federal or state securities Laws.

4.9 Litigation.  Except as set forth in Section 4.9 of the Disclosure Schedule, no action, suit, investigation or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or any of its or their property or any officer or director of the Company in their capacity as such (collectively, “Actions”), is pending or, to the knowledge of the Company, threatened, which if adversely determined will have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business.  There is no Action pending, or to the Company’s best knowledge threatened, which if adversely determined could materially and adversely affect or challenge the legality, validity or enforceability of any of the Transactions Agreements or Collaboration Agreement or Shares or the Company’s ability to consummate the transactions contemplated by the Transaction Agreements or Collaboration Agreement.

4.10 Licenses and Other Rights; Compliance with Laws.  The Company and each Subsidiary has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance does not and would not have a Material Adverse Effect.  The Company and each Subsidiary has not taken any action that would interfere with the Company’s ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not have a Material Adverse Effect.  The Company and each Subsidiary is and has been in compliance with all Laws applicable to its business, properties and assets, and to the products and services sold by it, except where the failure to be in compliance does not and would not have a Material Adverse Effect.

4.11 Company SEC Documents; Financial Statements; Nasdaq Stock Market.

(a) Since October 1, 2015, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”).  As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such

Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(c) The consolidated financial statements of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and in its quarterly report on Form 10-Q for the quarterly period ended June 30, 2018 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended.  Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) There are no material unconsolidated subsidiaries of the Company or any material off-balance sheet arrangements of any type (including any off balance sheet arrangements required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Reports filed prior to the date hereof nor any obligations to enter into any such arrangements.

(e) The Common Stock is listed on The Nasdaq Global Select Market, and the Company has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq Global Select Market.  The Company has not received any notification that, and has no knowledge that, the SEC or The Nasdaq Stock Market LLC is contemplating terminating such listing or registration.  No stop order or suspension of trading of the Common Stock has been imposed by The Nasdaq Stock Market LLC, the SEC or any other Governmental Authority and remains in effect.

4.12 Internal Control over Financial Reporting; Sarbanes-Oxley Matters.  The Company has implemented and maintains a system of internal control over financial reporting (to the extent required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes, and, to the knowledge of the Company, such system of internal control over financial reporting is effective.  The Company has implemented and maintains disclosure controls and procedures (to the extent required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the timeframes specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company determined that such disclosure controls and procedures were effective as of June 30, 2018.

4.13 Sarbanes-Oxley Act.  To the knowledge of the Company, as of the date hereof, no employee of the Company has provided since October 1, 2015 or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company.  The Company has not discharged, demoted or suspended an employee of the Company in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

4.14 Absence of Certain Changes.

(a) Since September 30, 2017: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to have a Material Adverse Effect; (ii) there have not been any changes in the authorized capital, assets, liabilities, financial condition, business, Material Agreements or operations of the Company and its Subsidiaries, taken as a whole, from that reflected in the consolidated financial statements of the Company and its Subsidiaries, except for any such changes in the ordinary course of business which have not had or would not reasonably be expected to have, either individually or in the aggregate, materially adverse to the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole and (iii) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders. No material event, liability, fact, circumstance, occurrence or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition other than with respect to this Agreement and the Collaboration Agreement), that would be required to be disclosed by the Company under applicable Law as of the Effective Date that has not been publicly disclosed at least two Business Days prior to the Effective Date.

(b) Since September 30, 2017, the Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.

4.15 Private Placement.  Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7, 5.9 and 5.10, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements.  The issuance and sale of the Shares hereunder does not contravene the rules and regulations of The Nasdaq Stock Market, LLC.  Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of such exemption.

4.16 No Integration.  None of the Company, any of its Subsidiaries or any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security of the Company or any of its Subsidiaries, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act or require registration of any of the Shares under the Securities Act or cause this offering of the Shares to be integrated with prior offerings by the Company or any of its Subsidiaries for purposes of the Securities Act.

4.17 Brokers’ or Finders’ Fees.  No brokerage or finder’s fee or commissions are payable by the Company to any broker, financial advisor, consultant, finder, placement agent, investment banker or other Person or entity with respect to the transactions contemplated by the Transaction Agreements and the Collaboration Agreement.

4.18 Investment Company.  The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

4.19 No General Solicitation.  None of the Company, any of its Subsidiaries or any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Shares.  The Company has offered the Shares for sale only to the Investor.

4.20 Foreign Corrupt Practices.  None of the Company, its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, or employee of the Company or any of its Subsidiaries has taken any action, directly or indirectly, that is in violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

4.21 Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

4.22 Office of Foreign Assets Control.  Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.23 Intellectual Property.

(a) The Intellectual Property that is owned by the Company or any Subsidiary is owned free from any liens or restrictions (other than any restrictions set forth in any Intellectual Property License relating to such Intellectual Property), and all of the Company’s and its Subsidiaries material Intellectual Property Licenses are in full force and effect in accordance with their terms, are free of any liens or restrictions, and neither the Company nor to the Company’s knowledge any other party thereto, is in material breach of any such material Intellectual Property License, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder or would result in the termination thereof or would cause or permit the acceleration or other change of any right or obligation of the loss of any benefit thereunder by the Company except (i) for such failures to be in full force and effect, such liens or restrictions, and such material breaches that would not reasonably be expected to have a Material Adverse Effect, or (ii) as set forth in any such Intellectual Property License.  There is no material legal claim or demand of any Person pertaining to, or any proceeding which is pending (of which the Company has received notice or otherwise has knowledge) or, to the knowledge of the Company, threatened, (i) challenging the right of the Company in respect of any Company Intellectual Property, or (ii) that claims that any default exists under any Intellectual Property License, except, in the case of (i) and (ii) above, where any such claim, demand or proceeding would not have or reasonably be expected to have a Material Adverse Effect.

(b) (i) The Company or one of its Subsidiaries owns, free and clear of any lien or encumbrance, or has a valid license to, or has an enforceable right to use, as it is used or held for use, all U.S. and non-U.S. patents, trade secrets, know-how, trademarks, service marks, copyrights, and other proprietary and intellectual property rights, and all grants and applications with respect to the foregoing (collectively, the “Proprietary Rights”) known by the Company to be necessary for the conduct of the Company’s business, the absence of which would not have or reasonably be expected to have a Material Adverse Effect (such Proprietary Rights owned by or licensed to the Company collectively, the “Company Rights”); and (ii) the Company and its Subsidiaries has taken reasonable measures to protect the Company Rights, consistent with prudent commercial practices in the biotechnology industry, except where failure to take such measures would not have or reasonably be expected to have a Material Adverse Effect.

4.24 Material Contracts.  Each franchise, contract or other document of a character required to be described in the Company SEC Documents or to be filed as an exhibit to the Company SEC Documents under the Securities Act and the rules and regulations promulgated thereunder (collectively, the “Material Contracts”) is so described in all material respects or filed.  The Company is in compliance with and not in default of its obligations under the Material Contracts, except for such non-compliance or default that will not have a Material Adverse Effect.

4.25 Properties and Assets.  The Company and its Subsidiaries own or lease all such properties as are necessary to the conduct of its and their operations as presently conducted.  Such assets which are owned by the Company are held free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

4.26 Health Laws and FDA Compliance.  Except as would not, individually or in the aggregate, result in a Material Adverse Effect: (i) each of the Company and each of its Subsidiaries is and has been in compliance with statutes, laws, ordinances, rules and regulations applicable to the Company or its Subsidiaries for the ownership, testing, development, manufacture, packaging, processing, use, labeling, storage, or disposal of any product manufactured by or on behalf of the Company and its Subsidiaries or out-licensed by the Company and its Subsidiaries (each a “Company Product”), including without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq., the Public Health Service Act, 42 U.S.C. § 262, similar (collectively, “Applicable Health Laws”); (ii) the Company and its Subsidiaries possess all licenses, certificates, approvals, authorizations, permits and supplements or amendments thereto required by any such Applicable Health Laws and/or for the ownership of their properties or the conduct of their business as it relates to a Company Product and as described in the Company SEC Documents (collectively, “Authorizations”) and such Authorizations are valid and in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any term of any such Authorizations; (iii) neither the Company nor any of its Subsidiaries has received any written notice of adverse finding, warning letter or other written correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Authority alleging or asserting noncompliance with any Applicable Health Laws or Authorizations relating to a Company Product; (iv) neither the Company nor any of its Subsidiaries has received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any governmental entity or third party alleging that any Company Product, operation or activity related to a Company Product is in violation of any Applicable Health Laws or Authorizations; and (v) neither the Company nor any of its Subsidiaries has received written notice that any governmental entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations.

4.27 Tests and Preclinical and Clinical Trials.  The studies, tests and preclinical and clinical trials conducted by or, to the Company’s knowledge, on behalf of the Company that are described in the Company SEC Documents were and, if still pending, are being, conducted in all material respects in accordance with any applicable protocols submitted to the FDA or any Governmental Authority exercising comparable authority, procedures and controls pursuant to, where applicable, accepted professional and scientific standards, and all applicable Laws and regulations; the descriptions of the studies, tests and preclinical and clinical trials conducted by or, to the Company’s knowledge, on behalf of the Company, and the results thereof, contained in the Company SEC Documents are accurate and complete in all material respects; to the Company’s knowledge, there are no subsequent studies, tests or preclinical and clinical trials, the results of which call into question the results described in the Company SEC Documents; and the Company has not received any notices or correspondence from the FDA, any Governmental Authority exercising comparable authority or any Institutional Review Board requiring the termination, suspension, material modification or clinical hold of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

4.28 Taxes.  (i) the Company and its Subsidiaries have filed all tax returns that are required to have been be filed by each of them or has requested extensions of the filing date thereof and (ii)

the Company and its Subsidiaries have paid all taxes required to be paid by any of them and any other assessment, fine or penalty levied against any of them, to the extent that any of the foregoing is due and payable, except in the case of clause (i) and (ii), for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business and (iii) there are no tax audits ongoing of which the Company has received written notice.

4.29 Transfer Taxes.  There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Shares.

4.30 Insurance.  The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonable and customary in the business in which it is engaged; all policies of insurance and fidelity or surety bonds insuring the Company and its Subsidiaries or their businesses, assets, employees, officers and directors are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for; and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business.

4.31 Related Party Transactions.  No director or Affiliate of the Company, nor any family member of any officer, director or Affiliate of the Company has entered into any transaction with the Company or any of its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K that has not been disclosed in the Company SEC Documents as required by the rules and regulations of the SEC.

4.32 Labor.  Neither the Company nor any of its Subsidiaries is bound by or subject to any collective bargaining agreement or any similar agreement with any organization representing its employees.  No labor problem or dispute with the employees of the Company and its Subsidiaries exists or, to the knowledge of the Company, is threatened, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers or contractors, that could have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as contemplated in the Company SEC Documents.

4.33 Environmental Laws.  The Company and each of its Subsidiaries (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable

Environmental Laws to conduct its business and (iii) has not received notice of any actual or potential liability under any environmental law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business. The Company has not been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

4.34 No Disqualification Events.  With respect to the Shares to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company or any of its predecessors, and to the knowledge of the Company, any affiliated issuer, director, executive officer, other officer of the Company participating in the offering hereunder, beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Investor a copy of any disclosures provided thereunder.

4.35 Other Covered Persons.  Except to attorneys for legal services, the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration in connection with the sale of any Regulation D Shares pursuant to this Agreement.

4.36 Shell Company.  As of the date hereof and the Closing Date, the Company is not a “shell company” nor a former “shell company” (as defined in Rule 405 of the Securities Act) and has never been a “shell company.”

4.37 Application of Takeover Provisions.  The Company and the Company’s Board of Directors have taken all necessary action in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Organizational Documents or the Laws of its state of incorporation that is or could become applicable to the Investor as a result of the Investor and the Company fulfilling their obligations or exercising their rights under the Transaction Agreements, including without limitation as a result of the Company’s issuance of the Shares and the Investors’s ownership of the Shares.

4.38 Passive Foreign Investment Company; Controlled Foreign Company.  Neither the Company nor its Subsidiaries will be deemed to constitute a “passive foreign investment company” within the meaning of 26 USC §1297(a) or a “controlled foreign company” within the meaning of 26 USC §957.

4.39 Full Disclosure.  The Company understands that the Investor will rely on the foregoing representations in effecting the purchase of the Shares.  The Transaction Agreements, the

Collaboration Agreement and the SEC Documents, when taken together with the Disclosure Schedule and the due diligence materials regarding the Company furnished by or on behalf of the Company to the Investors, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5. Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that:

5.1 Organization; Good Standing.  The Investor is a corporation duly organized, validly existing and in good standing under the Laws of New Jersey.  The Investor has or will have all requisite power and authority to enter into the Transaction Agreements, to purchase the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

5.2 Authorization.  All requisite action on the part of the Investor and its directors and stockholders, required by applicable Law for the authorization, execution and delivery by the Investor of the Transaction Agreements, and the performance of all of its obligations thereunder, including the subscription for and purchase of the Shares, has been taken.  This Agreement has been, and upon the execution and delivery of the Registration Rights Agreement at the Closing by the Investor, the Registration Rights Agreement will be, duly executed and delivered by the Investor and upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms (except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (b) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy)

5.3 No Conflicts.  The execution, delivery and performance of the Transaction Agreements and compliance with the provisions thereof by the Investor do not and shall not:  (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Investor’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents), except as would not impair or adversely affect the ability of the Investor to consummate the Transactions and perform its obligations under the Transaction Agreements and except, in the case of subsections (a) and (b) as would not have a material adverse effect on the Investor’s ability to perform its obligations or consummate the Transaction in accordance with the terms of this Agreement.

5.4 No Governmental Authority or Third Party Consents.  No consent, approval, authorization or other order of any Governmental Authority or other Third Party is required to be obtained by the Investor in connection with the authorization, execution and delivery of any of the Transaction

Agreements or with the subscription for and purchase of the Shares, except as required pursuant to the HSR Act.

5.5 Purchase Entirely for Own Account.  The Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Shares.  The Investor does not have and will not have as of the Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Shares.

5.6 Disclosure of Information.  The Investor has received all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Shares hereunder.  The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment.

5.7 Investment Experience and Accredited Investor Status.  The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act).  The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

5.8 Acquiring Person.  As of the date of this Agreement and immediately prior to the Closing, neither the Investor nor any of its Affiliates beneficially owns, or will beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to Investor’s rights under this Agreement) any securities of the Company, except for securities that may be owned by employee benefit plans of the Investor or any of its Affiliates.

5.9 Restricted Securities.  The Investor understands that the Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances.  The Investor represents that it is familiar with Rule 144 of the Securities Act (“Rule 144”), as presently in effect.

5.10 Legends.  The Investor understands that any book-entry notations or certificates representing the Shares shall bear the following legends:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL

OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY”; and

(b) any legend required by applicable state securities Laws.

5.11 Financial Assurances.  As of the date hereof and as of the Closing Date, the Investor has and will have access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price.

6. Investor’s Conditions to Closing.  The Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Investor):

6.1 Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided, however, that for purposes of this Section 6.1, all such representations and warranties of the Company (other than Sections 4.1(a), 4.2(a),  4.4, 4.5(a), 4.6(c) and 4.8, of this Agreement) shall be deemed to be true and correct for purposes of this Section 6.1 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein, constitute a Material Adverse Effect.

6.2 Representations and Warranties in the Collaboration Agreement.  The representations and warranties made by the Company in Article XII (Sections 12.1 through 12.9) of the License Agreement shall be true and correct as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided, however, that for purposes of this Section 6.2, all such representations and warranties of the Company shall be deemed to be true and correct for purposes of this Section 6.2 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material” or “materiality” qualifiers set forth therein, individually or in the aggregate, has had or would reasonably be expected to have a Collaboration Material Adverse Effect.

6.3 Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.4 Registration Rights Agreement.  The Company shall have duly executed and delivered to the Investor, pursuant to Section 3.2(a) of this Agreement, the Registration Rights Agreement, and (subject to execution by the Investor) such agreement shall be in full force and effect.

6.5 Collaboration Agreement.  The Company shall have duly executed and delivered to the Investor the Collaboration Agreement, and there shall have been no termination of the Collaboration Agreement that, as of the Closing, is effective.

6.6 No Material Adverse Effect.  From and after the date of this Agreement until the Closing Date, there shall have occurred no event that has caused a Material Adverse Effect or a Collaboration Material Adverse Effect.

6.7 Legal Opinion.  The Investor shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company, dated as of the Closing Date, in a customary form and substance reasonably acceptable to the Investor.

6.8 Listing.  The Company’s Common Stock shall be listed and trade on the Nasdaq Global Select Market.

7. Company’s Conditions to Closing.  The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):

7.1 Representations and Warranties.  The representations and warranties made by the Investor in Section 5 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, in the case of Sections 5.1-5.4, and 5.11, except where any failure to be true and correct would not have a material adverse effect on the Investor’s ability to perform its obligations, or consummate the Transaction in accordance with the terms of this Agreement, in the case of Section 5.5, 5.6 and 5.7, except where any inaccuracy would not result in the issuance of the Shares hereunder failing to qualify as an offering of securities not involving any public offering under the federal securities Laws, and in the case of Section 5.8, except where any inaccuracy would not be material on the Investor’s ability to perform its obligations, or consummate the Transaction in accordance with the terms of this Agreement.

7.2 Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.3 Registration Rights Agreement.  The Investor shall have duly executed and delivered to the Company, pursuant to Section 3.2(b) of this Agreement, the Registration Rights Agreement, and (subject to execution by the Company) such agreement shall be in full force and effect.

7.4 Collaboration Agreement.  Janssen shall have duly executed and delivered to the Company the Collaboration Agreement, and there shall have been no termination of the Collaboration Agreement that, as of the Closing, is effective.

8. Mutual Conditions to Closing.  The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:

8.1 HSR Act Qualification.  The filings required under the HSR Act in connection with this Agreement shall have been made and the required waiting period shall have expired or been terminated as of the Closing Date.

8.2 Absence of Litigation.  There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investor that questions the validity of any of the Transaction Agreements, the right of the Company or the Investor to enter into any Transaction Agreement or to consummate the transactions contemplated hereby or thereby or which, if determined adversely, would impose substantial monetary damages on the Company or the Investor as a result of the consummation of the transactions contemplated by any Transaction Agreement.

8.3 No Prohibition.  No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the Transaction shall be in effect.

9. Termination.

9.1 Ability to Terminate.  This Agreement may be terminated at any time prior to the Closing by:

(a) mutual written consent of the Company and the Investor;

(b) either the Company or the Investor, upon written notice to the other no earlier than January 3, 2019 (the “Termination Date”), if the Transaction shall not have been consummated by the Termination Date; (c) either the Company or the Investor, upon written notice to the other, if any of the mutual conditions to the Closing set forth in Section 8 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by the other party within ten (10) Business Days after receiving receipt of written notice of an intention to terminate pursuant to this clause (c) provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;

(c) the Company, upon written notice to the Investor, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1, 6.2, 6.3 or 6.4, as applicable, could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Investor set forth in this Agreement, which breach is not cured within 10 Business Days after the Company provides the Investor with written notice thereof, or (ii) if any representation or warranty of the Investor shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.1, 7.2, 7.3 or 7.4, as applicable, could not be satisfied by the Termination Date;

(d) the Investor, upon written notice to the Company, so long as the Investor is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1, 7.2 or 7.3, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, which breach is not cured within 10 Business Days after the Investor provides the Company with written notice thereof, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1, 6.2, 6.3 or 6.4, as applicable, could not be satisfied by the Termination Date.

9.2 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1 hereof, (a) this Agreement (except for this Section 9.2 and Section 11 hereof (other than Section 11.13), and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

10. Additional Covenants and Agreements.

10.1 Market Listing.  From the date hereof through the Closing Date, Company shall use all reasonable efforts to maintain the listing and trading of the Common Stock on The Nasdaq Global Select Market.

10.2 Notification under the HSR Act.

(a) As a result of the aggregate consideration being paid by the Investor under this Agreement and the Collaboration Agreement, which satisfies the size of transaction jurisdictional threshold under the HSR Act, the parties shall, as soon as practicable, and, in any event, no later than ten (10) Business Days after the date of this Agreement, file or cause to be filed with the Federal Trade Commission and the Department of Justice the notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement.  The parties will use all reasonable efforts to respond on a timely basis to any requests for additional information made by either of such agencies.

(b) Each of Investor and Company shall:  (i) reasonably cooperate with each other in connection with any investigation or other inquiry relating to the transactions contemplated by the Transaction Agreements and the Collaboration Agreement; (ii) reasonably keep the other party informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other Merger Control Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by the Transaction Agreements or the Collaboration Agreement; (iii) promptly respond to and certify substantial compliance with any inquiries or requests received from the FTC or the DOJ for additional information or documentation; (iv) reasonably consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Merger Control Authority, and to the extent permitted by the FTC, the DOJ or such other Merger Control Authority and reasonably determined by such party to be appropriate under the circumstances, give the other party or their counsel the opportunity to attend and participate in such meetings and conferences; and (v) permit the other party or their counsel to the extent reasonably practicable to review in advance, and in good faith consider the views of the other party or their counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Merger Control Authority; provided, however, such party shall be under no obligation to reschedule any meetings or conferences with the FTC, the DOJ or any other Merger Control Authority to enable the other party to attend.

(c) Notwithstanding anything to the contrary in this Agreement, the terms “commercially reasonable efforts” or “reasonable efforts” do not require that either party (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of Investor, Company or their respective Affiliates, (ii) agree to any restrictions on the activities of Investor, Company or their respective Affiliates, or (iii) pay any material amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying any of the transactions contemplated by the Transaction Agreements or the Collaboration Agreement.

10.3 Assistance and Cooperation.  Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following:  (a) taking all reasonable acts necessary to cause the conditions precedent set forth in Sections 6, 7 and 8 to be satisfied; (b) taking all reasonable actions necessary to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (c) taking all reasonable actions necessary to obtain all necessary consents, approvals or waivers from Third Parties; and (d) except as otherwise provided for in Section 10.2, defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

10.4 Form D; Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof, promptly upon request of the Investor. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to the Investor at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Investor.

10.5 Legend Removal.

(a) Book-entry notations or certificates evidencing the Shares shall not contain the legend set forth in Section 5.10(a):  (i) following a sale of such Shares pursuant to a registration statement covering the resale of such Shares, while such registration statement is effective under the Securities Act, (ii) following any sale or transfer of such Shares pursuant to Rule 144, (iii) if such Shares are eligible for sale without any restrictions under Rule 144 or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC).

(b) The Company agrees that at such time as any legend set forth in Section 5.10 is no longer required under this Section 10.5, no later than five Business Days following the delivery by the Investor to the Company or the Company’s transfer agent (the “Transfer Agent”) of a certificate representing Shares issued with such legend, along with any other required documentation (e.g., Rule 144 representation letters), the Company will instruct the Transfer Agent to deliver or cause to be delivered to the Investor a certificate representing such Shares that is free from such legend, or, in the event that such shares are uncertificated, remove any such legend in the Company’s stock records.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in Section 5.10.

10.6 Conduct of Business.  During the period from the date hereof until the Closing, except as consented to in writing by the Investor, the Company shall not (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or establish a record date for any of the foregoing, or (ii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, except pursuant to repurchases of equity pursuant to the terms of its equity compensation plans.

10.7 Passive Foreign Investment Company; Controlled Foreign Corporation.  Not later than forty-five (45) days after the end of Company’s fiscal year, the Company will determine whether it and each of its Subsidiaries constitutes a “passive foreign investment company” (a “PFIC”) or a “controlled foreign corporation” (a “CFC”) as defined for U.S. tax purposes for such fiscal year and if Company determines it is a PFIC or CFC, will so advise the Investor.  For each fiscal year of the Company, commencing with the first fiscal year for which it is determined to be a PFIC, the Company and each of its Subsidiaries shall no later than ninety (90) days after the end of such fiscal year, furnish the Investor with all information necessary for them to make a qualified electing fund (“QEF”) election, including (i) a PFIC Annual Information Statement under Section 1295(b) of the U.S. Internal Revenue Code, as amended (the “Code”) and (ii) all information necessary for it to complete IRS Form 8621 (or a successor form).  All information shall be provided in English.  The Company will obtain the advice of one of the “big four” accounting firms to make the determinations and provide the information and statements as described in this paragraph.

11. Miscellaneous.

11.1 Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.  Any action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this agreement may not be enforced in or by such courts.  The parties hereby consent to and grant the Court of Chancery of the State of Delaware jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11.3 or in such other manner as may be permitted by law, shall be valid and sufficient thereof.

11.2 Waiver.  Waiver by a party of a breach hereunder by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision.  No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

11.3 Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit B attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by electronic mail, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid.  Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by electronic mail (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission).  Either party may change its address by giving notice to the other party in the manner provided above.

11.4 Entire Agreement.  This Agreement, the Registration Rights Agreement (once executed) and the Collaboration Agreement, contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

11.5 Amendments.  No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company.

11.6 Headings; Nouns and Pronouns; Section References.  Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.  References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

11.7 Severability.  If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

11.8 Assignment.  Except for an assignment of this Agreement or any rights hereunder by the Investor to an Affiliate, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investor or the Company without (a) the prior written consent of Company in the case of any assignment by the Investor or (b) the prior written consent of the Investor in the case of an assignment by the Company.

11.9 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

11.10 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

11.11 Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

11.12 No Strict Construction.  This Agreement has been prepared jointly and will not be construed against either party.

11.13 Survival of Warranties.  The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing and the delivery of the Shares.

11.14 Remedies.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

11.15 Expenses.  At the Closing, the Company has agreed to reimburse Investor up to $50,000 for its legal fees and expenses.  Except as set forth above, each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of the Transaction Agreements.

11.16 Securities Laws Disclosure; Publicity.  Any press release the Company or the Investor, or any of their respective Affiliates, issues with respect to the Transaction must be agreed to by both parties or one of their respective Affiliates, except that the Company may issue a press release to the extent it reasonably believes necessary to comply with applicable Law, in which case the Company shall allow the Investor or an Affiliate of the Investor, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.  The Company shall not publicly disclose the name of the Investor or an Affiliate of the Investor, or include the name of the Investor or an Affiliate of the Investor in any press release or filing with the SEC or any regulatory agency or Trading Market, without the prior written consent of the Investor or an Affiliate of Investor, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Agreements (including signature pages thereto) with the SEC, (b) to the extent such disclosure is required by law, request of the staff of the SEC or Trading Market regulations, in which case the Company shall provide the Investor or an Affiliate of Investor with prior written notice of such disclosure permitted under this subclause (b) or (c) the information is already in the public domain through no breach of this Section 11.16.

11.17 Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR SUBLICENSEES) IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

JOHNSON & JOHNSON INNOVATION-JJDC, INC.

By:/s/ Asish K. Xavier

Name: Asish K. Xavier

Title:    VP, Venture Investments

ARROWHEAD PHARMACEUTICALS, INC.

By:/s/ Christopher Anzalone

Name:  Christopher Anzalone, Ph.D.

Title:    President and CEO

(Signature Page to Stock Purchase Agreement)

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

A-1

EXHIBIT B

NOTICES

If to the Company, to:

Arrowhead Pharmaceuticals, Inc.
225 S. Lake Avenue, Suite 1050
Pasadena, California 91101
Attention:  General Counsel
E-Mail:  General.Counsel@arrowheadpharma.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention:  Ryan Murr
E-Mail:  RMurr@gibsondunn.com

if to the Investor, to:

Johnson & Johnson Innovation – JJDC, Inc.

410 George Street

New Brunswick, NJ 08901

Attention:  Vijay Murthy & Linda Vogel

Facsimile: (732) 247-5309

E-Mail: vmurthy2@its.jnj.com

with a copy (which shall not constitute notice) to:

Johnson & Johnson Innovation-JJDC, Inc.
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Attention:  Kevin Norman, Senior Counsel, Equity Transactions
E-Mail:  knorman6@its.jnj.com

with a further copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Jeff Schultz, Esq.
Facsimile: (212) 983-3115
E-Mail:  JSchultz@mintz.com

B-1

if to any other Person who is then the registered Holder, to the address of such Holder as it appears in the stock transfer books of the Company,

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

80616114v.9

B-2